Exhibit 99.1

CONTACT:

Jane Henderson

jhenderson@panacos.com

Panacos Announces Additional Personnel Departures

Watertown, MA (February 11, 2009) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), today announced the Company’s Chief Medical Officer, Scott McCallister, and the Vice President of Manufacturing Operations, John Richards, will leave Panacos on February 13, 2009. These positions were eliminated after Panacos sold bevirimat, and the Company has refocused its efforts on its early stage programs. Dr. McCallister has served in this capacity since October 2006, and Dr. Richards joined the Company in February 2006.

“I have tremendous respect for Scott and John and their devotion to Panacos and bevirimat,” stated Alan W. Dunton, MD, President and Chief Executive Officer of Panacos. “As a practicing clinician on the front lines, Scott knows better than most the need to bring new products to the market that improve the lives of people living with HIV. John and his team solved one of the major issues for bevirimat, the ability to create a viable tablet formulation, which was a huge advance in the development of this critical product for HIV. We know Scott and John will be invaluable to their colleagues at their next endeavors.”

Panacos’ Development Programs

Panacos has second- and third-generation programs in HIV maturation inhibition. Maturation inhibitors were discovered by Panacos’ scientists and their academic collaborators. Second-generation maturation inhibitors are structurally related to bevirimat but are being designed with improved attributes, such as the ability to overcome polymorphisms. Other goals are the identification of second-generation compounds with reduced serum protein binding and the potential for a lower daily dose. Several compounds have been identified that have these improved attributes and are entering preclinical testing. Third-generation maturation inhibitors are chemically distinct from bevirimat. Multiple hits have been identified that also have activity against polymorphic HIV and these hits are in the lead optimization stage.

Panacos has identified several compounds in its oral fusion inhibitor program which demonstrate potent in vitro activity against diverse HIV strains. A lead compound, PA-161, has been selected from these compounds and is undergoing further preclinical development. PA-161 has shown good oral bioavailability in the rodent model, has shown potent in vitro activity against diverse HIV-1 strains and has shown activity against enfuvirtide-resistant viral clones.

Panacos has an intellectual property estate of 10 U.S. issued patents (and its foreign counterparts) and 12 U.S. patent applications (and its foreign counterparts).

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the Company’s ability to secure financing, complete a partnership for its pipeline products or complete a strategic transaction on favorable terms, the potential results of treatment with its pipeline products and future clinical trials and clinical practice, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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